SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Chico’s FAS, Inc.

(Name of Registrant as specified in its Charter)

(Name of person(s) Filing Proxy Statement, if Other than the Registrant)

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CHICO’S FAS, INC.
11215 Metro Parkway
Ft. Myers, Florida 33912
April 27, 2005
TO OUR STOCKHOLDERS:
      You are cordially invited to attend our 2005 Annual Meeting of Stockholders, which will be held at the BILTMORE ESTATE, 1 APPROACH ROAD, ASHEVILLE, NORTH CAROLINA on June 21, 2005 at 2:00 P.M., local time.
      We have selected a new venue for our meeting this year. As we have grown into a national retailer, we recognize that while we can’t forget our local roots, we feel we should be moving our annual meeting to other places in this country where our customers and stockholders are located. We have selected the Biltmore Estate as our first venue away from the Ft. Myers area because we believe that the casual sophistication and beauty of the Estate and the Asheville area match well with the distinctiveness of our target customer. We look forward to this opportunity to let a new group of shareholders become better acquainted first hand with Chico’s, our directors and officers, our achievements, and our plans for the future.
      Please read these materials so that you’ll know what we plan to do at the meeting. Also, please sign and return the accompanying proxy card. This way, your shares will be voted as you direct even if you can’t attend the meeting.

Marvin J. Gralnick
Chairman of the Board

Scott A. Edmonds
President and Chief Executive Officer

CHICO’S FAS, INC.
11215 Metro Parkway
Ft. Myers, Florida 33912
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 21, 2005
To the Stockholders of Chico’s FAS, Inc.:

TIME	2:00 P.M., Local Time, on Tuesday, June 21, 2005

PLACE	Biltmore Estate 1 Approach Road Asheville, North Carolina 28803

ITEMS OF BUSINESS	1.	To elect four Class III directors, each to serve for a three-year term;
	2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 28, 2006 (fiscal 2005); and
	3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE	You can vote if you are a stockholder of record on April 25, 2005.

ANNUAL REPORT	Our 2004 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. Please vote by dating, signing and mailing the enclosed proxy promptly in the enclosed postage paid pre-addressed envelope. If you should be present at the meeting and desire to vote in person, you may withdraw your proxy.

By Order of the Board of Directors,

A. Alexander Rhodes
Secretary
April 27, 2005

ii

CHICO’S FAS, INC.
11215 Metro Parkway
Ft. Myers, Florida 33912
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 21, 2005

To the Stockholders of Chico’s FAS, Inc.:	April 27, 2005
      These proxy materials are delivered in connection with the solicitation by the Board of Directors of Chico’s FAS, Inc. (“Chico’s,” the “Company,” “we,” or “us”), a Florida corporation, of proxies to be voted at our 2005 Annual Meeting of Stockholders and at any adjournments or postponements thereof.
      You are invited to attend our Annual Meeting of Stockholders on June 21, 2005, beginning at 2:00 P.M., local time. The Annual Meeting will be held at the Biltmore Estate, Ashevillle, North Carolina. Stockholders will be admitted beginning at approximately 1:30 P.M. The operation of cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.
      It is important that proxies be returned promptly to avoid unnecessary expense to the Company. Therefore, regardless of whether you plan to attend the Annual Meeting or the number of shares of stock you own, please date, sign and return the enclosed proxy promptly.
ABOUT THE ANNUAL MEETING
What is the purpose of the meeting?
      At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors and ratification of the Company’s independent certified public accountants. In addition, the Company’s management will report on the performance of the Company during the fiscal year ended January 29, 2005 and respond to questions from stockholders.
When are these materials being mailed?
      This proxy statement and the form of proxy are being mailed starting on approximately April 29, 2005.
What is a proxy?
      It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. The form of proxy card included with this proxy statement designates each of Scott A. Edmonds, Charles J. Kleman and Patricia Murphy Kerstein as proxies for the 2005 Annual Meeting.
What is a proxy statement?
      It is a document that SEC regulations require us to give you when we ask you to sign a proxy card designating individuals as proxies to vote on your behalf.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?
      If your shares are registered in your name, you are a stockholder of record. Owners of record receive their proxy materials from us. When you properly complete, sign and return your proxy card, you are instructing the named proxies to vote your shares in the manner you indicate on the proxy card.
      If your shares are held in the name of your broker or other financial institution, which is usually the case if you hold your shares in a brokerage or similar account, your shares are held in “street name.” Your broker or other financial institution or its respective nominee is the stockholder of record for your shares. As the holder of record, only your broker, other institution or nominee is authorized to vote or grant a proxy for your shares. Accordingly, if you wish to vote your shares in person, you must contact your broker or other institution to obtain the authority to do so. Street name holders receive their proxy materials directly from their broker or other institution, not from Chico’s. When you properly complete, sign and return your proxy card, you are giving your broker, other financial institution or nominee instructions on how to vote the shares they hold for you.
What is the record date and what does it mean?
      Owners of record of common stock at the close of business on the “record date” are entitled to:

(a) receive notice of the meeting, and

(b) vote at the meeting and any adjournments or postponements of the meeting.
      The record date for the 2005 Annual Meeting is April 25, 2005. The record date is established by the Board of Directors as required by law and the Company’s Articles of Incorporation and By-laws.
What are abstentions and broker non-votes?
      An abstention occurs when a stockholder of record (which may be a broker or other nominee of a street name holder) is present at a meeting (or deemed present) but fails to vote on a proposal, indicates that the stockholder abstains from voting on the proposal, or withholds authority from proxies to vote for director nominees while failing to vote for other eligible candidates in their place. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the street name owner of the shares.
What constitutes a “quorum” for the meeting?
      At least a certain number of shares must be present or represented by proxy at a meeting before any stockholder vote at the meeting can be effective. A quorum is necessary to conduct business at the meeting. For the Annual Meeting, the quorum requirement will be satisfied if a majority of the outstanding shares of common stock is present and/or represented by proxy. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results.
Who is entitled to vote and how many votes do I have?
      If you are a common stockholder of record at the close of business on the record date, you can vote. For each matter presented for vote, you have one vote for each share you own. If you are a holder in street name at the close of business on the record date, you generally will have the right to instruct your broker or other financial institution how to vote your shares, although specific procedures depend on the terms of your account arrangement. As of the record date, there were 180,386,222 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting. Shares of common stock, par value $.01 per share, are the only outstanding voting securities of the Company.

How do I vote my shares?
      Stockholders of record can vote by:

•	returning a completed proxy card by mail to The Registrar and Transfer Company, Attn: Proxy Department, P.O. Box 1159, Cranford, New Jersey 07016-9748;

•	delivering a completed proxy card to an inspector of election prior to the Annual Meeting; or

•	completing a ballot and returning it to an inspector of election during the Annual Meeting.
      If you hold your shares in street name, you can vote by submitting a voting instruction card to your broker or other institution in accordance with the procedures and requirements applicable to your account. If your shares are held in street name and you wish to cast your vote in person at the Annual Meeting, you must either (i) obtain a “legal proxy,” executed in your favor, from the bank, broker, or nominee, as the case may be, or (ii) obtain a proxy direction form from the bank, broker, or nominee, as the case may be, and follow the instructions on the form so as to provide such bank, broker or nominee with your directions as to how you want such shares to be voted.
Can I vote by telephone or electronically?
      The Company has not established procedures to allow telephone or electronic voting by stockholders of record, but may do so for future stockholder meetings if we determine that the added convenience to our stockholders would justify the additional costs to the Company associated with these voting methods.
      Street name holders may vote by telephone or the Internet if their bank or broker makes those methods available, in which case your bank or broker will enclose the instructions with this proxy statement.
Can I change my vote?
      You may revoke your proxy or change your voting instructions before the time of voting at the meeting in several ways.
      If you are a stockholder of record, you may revoke or change your proxy instructions at any time prior to the vote at the Annual Meeting. To do so:

•	mail a revised proxy card dated later than the prior one;

•	give us written notice of your change or revocation; or

•	attend the Annual Meeting and file with the Corporate Secretary of the Company or an inspector of election either a notice of revocation, a duly executed proxy bearing a later date, or a duly executed ballot. The powers of the proxy holders will be suspended if you attend the meeting in person and you so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
      If you hold your shares in street name, you may revoke or change your proxy instructions at any time prior to the vote at the Annual Meeting by submitting new voting instructions to your broker or other institution in accordance with the procedures and requirements applicable to your account.
If I submit a proxy, how will my shares be voted?
      If you submit a properly executed proxy card, the individuals named on the card, as your proxies, will vote your shares in the manner you indicate. If you sign and return the card without indicating your instructions, your shares will be voted for the election of the four nominees to serve three-year terms on our Board of Directors, for ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 28, 2006 (fiscal 2005), and otherwise as recommended by the Board of Directors.
      Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

What are the Board’s recommendations?
      The Board’s recommendations regarding the proposals to be considered at the Annual Meeting are set forth together with the descriptions of the proposals in this proxy statement. In summary, the Board recommends a vote:

•	for election of the nominees for the Class III Director positions (see page 5).

•	for ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 28, 2006 (fiscal 2005) (see page 15).
      With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. At the date this proxy statement went to press, we did not know of any other matter to be raised at the Annual Meeting.
What vote is required to approve each item?
      Election of Directors. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, even though it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting.
      Ratification of Appointment of Accountants. The appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 28, 2006 will be ratified if the number of votes cast “FOR” ratification of the appointment by holders entitled to vote exceeds the number of votes cast opposing the ratification of the appointment.
      Other Items. If any other item requiring a stockholder vote should come before the meeting, the item will be approved if the number of shares voting for the item is greater than the number of shares voting against the item.
      A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, even though it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting. Accordingly, for purposes of any vote, an abstention will have the same effect as does a share that is not present or is not voted.
Are votes confidential? Who counts the votes?
      The votes of all stockholders are held in confidence from directors, officers and employees, except:

(a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company,

(b) in case of a contested proxy solicitation,

(c) if a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management, or

(d) to allow the independent inspectors of election to certify the results of the vote.
      All votes will be tabulated by employees of The Registrar and Transfer Company, the Company’s transfer agent for the common stock, whose representatives will serve as one or more of the inspectors of election.
How are abstentions and broker non-votes counted when tabulating the vote?
      Abstentions and broker non-votes do not count as votes and are not included in any vote totals for directors or for or against any other matter. Accordingly, abstentions and broker non-votes do not affect the outcome of any vote.

Who is paying for the preparation and mailing of the proxy materials and how will solicitations be made?
      We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, mail, electronic transmission, facsimile transmission or telegram. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to stockholders and the Company will reimburse such institutions for their out-of-pocket expenses incurred thereby. The Company has not engaged any outside service provider to assist in the solicitation of proxies.
Does each stockholder receive his or her own copy of the 2004 Annual Report and this proxy statement?
      In some cases we may send only one annual report and proxy statement to an address shared by two or more stockholders, unless we have received contrary instructions from one or more stockholders at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you are a stockholder of record residing at such an address and you wish to receive a separate copy of our 2004 Annual Report or this proxy statement, please contact Sherry Terzian by phone at (239) 274-4425 or in writing at 11215 Metro Parkway, Ft. Myers, Florida 33912 and we will promptly send you separate copies. If we have been sending only one annual report and proxy statement to your household but you or another stockholder in the household wishes to receive separate copies of annual reports and/or proxy statements in the future, please contact us in the same manner. Please also contact us if your household receives multiple copies of our annual report and proxy statement and you would prefer that we send only one copy for the entire household.
1.     ELECTION OF CLASS III DIRECTORS - ITEM ONE ON YOUR PROXY CARD
Directors Standing For Election
      The full Board is currently comprised of nine directors, divided into three classes with each having three directors. At its regular meeting in March 2005, the Board acted to increase the number of director seats from nine directors to ten directors, such increase to be effective as of the date of the 2005 Annual Meeting. Accordingly, beginning as of the date of the 2005 Annual Meeting, although the Board will still be divided into three classes, Class III will be comprised of four directors while Classes I and II each will continue to be comprised of three directors.
      The term of the existing Class III directors, Marvin J. Gralnick, John W. Burden, III, and Stewart P. Mitchell, expires at the 2005 Annual Meeting. The Class I directors, Charles J. Kleman, Ross E. Roeder, and Scott A. Edmonds, serve until the annual meeting of stockholders in 2006 and the Class II directors, Helene B. Gralnick, Verna K. Gibson, and Betsy S. Atkins, serve until the annual meeting of stockholders in 2007.
      The election of the four Class III directors will take place at the 2005 Annual Meeting. At its meeting on March 7, 2005, the Board approved the recommendation of the Corporate Governance Committee that the following persons stand for election at the 2005 Annual Meeting:
Class III Director Seats
Marvin J. Gralnick
John W. Burden, III
Stewart P. Mitchell
David F. Walker (term commencing July 3, 2005)
      If elected, each of Marvin J. Gralnick, John W. Burden, III, and Stewart P. Mitchell, who are each currently serving as directors on the Board, will continue service on the Board beginning at the 2005 Annual Meeting. If elected, David F. Walker will begin his service on the Board beginning July 3, 2005. If elected, all four of the Class III director nominees will serve on the Board until the annual meeting in 2008, or until their successors are duly elected and qualified. The commencement of Mr. Walker’s service as a director is proposed to be delayed until July 3, 2005 because the Company desires Mr. Walker to qualify as an independent director and, under applicable rules of the New York Stock Exchange (“NYSE”), Mr. Walker will not meet the criteria for independence until July 3, 2005 because of his prior association with Arthur Andersen LLP and his associated prior involvement as a professional in conducting the Company’s audit.
      If any of the four nominees should become unable to accept election, the persons named as proxies in the proxy card may vote for such other person(s) as may be designated by the Board or as they may determine. Management has no reason to believe that any of the four nominees for election will be unable to serve.
      Unless otherwise directed, the persons named in the enclosed form of proxy intend to vote such proxy “FOR” the election of Marvin J. Gralnick, John W. Burden, III, Stewart P. Mitchell, and David F. Walker as Class III directors of the Company, each to serve for a three year term, with Messrs. Gralnick, Burden and Mitchell continuing their term on the date of the 2005 Annual Meeting and Mr. Walker commencing his term on July 3, 2005.
      Each of the proposed nominees for election as directors has consented to serve if elected. If, as a result of circumstances not now known or foreseen, any of the nominees becomes unable or unwilling to serve as a director, proxies may be voted for the election of such other person or persons as the Board of Directors may select. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES FOR ELECTION AS DIRECTORS. The nominees that receive a plurality of the votes cast by the shares entitled to vote at the Annual Meeting shall be elected as the directors.
Nominees for election at this meeting to terms expiring in 2008:
      Marvin J. Gralnick, 70, has been a director since 1983 and is Chairman of the Board of the Company. Mr. Gralnick, together with his wife, Helene B. Gralnick, founded the Company in December 1983. He served the Company as its Chief Executive Officer until he stepped down in September 1993. In connection with the resignation of the then current Chief Executive Officer and President of the Company in November 1994, Mr. Gralnick returned to the Company on a full time basis to head up merchandise design, marketing and image for the Company. In February 1995, Mr. Gralnick reassumed the role of Chief Executive Officer and served in that position until September 2003, at which time Scott A. Edmonds was promoted to Chief Executive Officer. In March 1997, Mr. Gralnick reassumed the position of President and served in that position until September 2001, at which time Mr. Edmonds was promoted to the position of President. Mr. Gralnick also served as President from the Company’s founding until 1990 when he became Chairman of the Board and was given the official title of Chief Executive Officer. Mr. and Ms. Gralnick’s vision and creative talents led the development and evolution of the Company’s philosophy and the design and feel of Chico’s merchandise and Chico’s stores through September 1, 1993 and again from November 1994 through September 2003. In addition to serving as Chairman, since early March 2004, Mr. Gralnick has been engaged by the Company on an at-will basis to provide his assistance, guidance and direction, as needed.
      John W. Burden, III, 68, has been a director since 1997 and is currently an independent retailing consultant, having served as a consultant and partner in Retail Options, Inc. from November 1993 to December 1997. From December 1990 to March 1993, Mr. Burden’s principal occupation was as an officer in Pelican Palms Realty Company, a real estate sales company he owned. In 1990, he retired as the Chairman of both Federated Department Stores, Inc., and Allied Department Stores, Inc., following a 19 year career in various merchandising positions in the Federated organization, including President of Burdines and Chairman of the Abraham and Strauss Division. Prior to that time, he spent 12 years with Macy’s.
      Stewart P. Mitchell, 55, has been a director since 2004 and is the Chief Financial Officer of Ferguson Enterprises, the largest wholesale distributor of plumbing supplies in the United States and a subsidiary of Wolseley plc. Mr. Mitchell has been with Ferguson Enterprises in its accounting group for over 25 years, serving as its Chief Financial Officer since 1998. Prior to joining Ferguson in 1978, Mr. Mitchell was employed by Seidman & Seidman, a public accounting firm. Mr. Mitchell joined the Board since the 2004

Annual Meeting to fill a vacancy created by the Board, having been recommended for service as a director by Mr. Edmonds, with approval by Ms. Gibson and Ms. Atkins.
      David F. Walker, 51, is currently the director of the accounting program at the University of South Florida St. Petersburg campus and heads up the school’s Center for Social Responsibility and Corporate Governance. He has held these positions since 2002. Mr. Walker also has been an independent consultant with respect to accounting, auditing and business issues since 2002. For approximately 27 years, through July 2002, Mr. Walker was with the accounting firm of Arthur Andersen LLP, having served as a partner for over 16 years and most recently until 2002 as partner in charge of the firm’s financial assurance services practice in Central Florida. Mr. Walker is a certified public accountant, certified fraud examiner, and holds a Masters of Business Administration degree from the University of Chicago Graduate School of Business. He currently also serves on the Board of Directors of First Advantage Corporation, Paradyne Networks, Inc. and Technology Research Corporation, Inc. Mr. Walker is a new nominee for director of the Company, having been recommended for service as a director by Mr. Roeder, with approval by Ms. Atkins.
Directors Continuing in Office
Directors whose present terms continue until 2006 (Class I directors):
      Charles J. Kleman, 54, has been a director since 1993 and is Chief Operating Officer, Executive Vice President - Finance, Chief Financial Officer and Treasurer of the Company. Mr. Kleman has been employed by the Company since January 1989, when he was hired as the Company’s Controller. In 1991, he was elected as Vice President/Assistant Secretary. In 1992, Mr. Kleman was designated as the Company’s Chief Financial Officer. In September 1993, he was elected to the additional position of Secretary/Treasurer. Mr. Kleman served as Secretary until October 2004. He served as Senior Vice President - Finance from January 1996 through November 1996, effective December 1996, was promoted to the position of Executive Vice President - Finance, and effective November 2003, was promoted to the additional position of Chief Operating Officer. Prior to joining the Company, Mr. Kleman was an independent accounting consultant in 1988, and from 1986 to 1988, Mr. Kleman was employed by Electronic Monitoring & Controls, Inc., a manufacturer and distributor of energy management systems, as its Vice President/Controller. Prior to 1986, Mr. Kleman was employed by various public accounting firms, spending over four years of that time with Arthur Andersen & Co.
      Ross E. Roeder, 67, has been a director since 1997 and is Chairman of Smart & Final, Inc., having held this position since 1999 and having also served as a director of SFI Corporation, the parent corporation of Smart & Final, since 1984. From 1999 until 2004, Mr. Roeder also held the position of Chief Executive Officer of Smart & Final, Inc. From 1986 to 1998, Mr. Roeder served as a director of Morgan-Kaufman Publishers, Inc., a publisher of computer science text and reference books, and from 1993 to 1998 served as its Chairman of the Board. Since the late 1970’s, he also served and continues to serve as Chairman of the Board and Chief Executive Officer of MDR, Inc., International Consulting Group. From 1986 until February 1993, Mr. Roeder was President and Chief Executive Officer of Federal Construction Company. Mr. Roeder is also a director of Mercantile Bank.
      Scott A. Edmonds, 47, has been a director since 2004 and is President and Chief Executive Officer of the Company. Mr. Edmonds has been employed by the Company since September 1993, when he was hired as Operations Manager. In February 1994, he was elected to the position of Vice President - Operations and, effective January 1, 1996, he was promoted to the position of Senior Vice President - Operations. In February 2000, Mr. Edmonds was further promoted to Chief Operating Officer, in September 2001, Mr. Edmonds was promoted to President, and in September 2003, Mr. Edmonds was appointed to the additional office of Chief Executive Officer. Prior to joining the Company in 1993, Mr. Edmonds was employed by Ferguson Enterprises, Inc., a plumbing and electrical wholesale company since 1980. His last position with Ferguson was President of the Ft. Myers, Florida Division.

Directors whose present terms continue until 2007 (Class II directors):
      Helene B. Gralnick, 57, has been a director since 1983 and served as Senior Vice President - Design and Concept for the Company from February 1995 until March 2004 when she stepped down from her management positions. Since early March 2004, Ms. Gralnick has been engaged by the Company on an at-will basis to provide her assistance, guidance and direction, as needed. Ms. Gralnick was a co-founder of the Company, together with her husband, Marvin J. Gralnick, and has served the Company in various senior executive capacities throughout its history. She was first elected Vice President/Secretary in 1983. Ms. Gralnick was elected as Senior Vice President - Merchandise Concept in 1992. In September 1993, Ms. Gralnick stepped down from all officer positions with the Company. In connection with the resignation of the then current Chief Executive Officer and President of the Company in November 1994, Ms. Gralnick returned to the Company on a full time basis to head up merchandise design, marketing and image for the Company and took on the position of Senior Vice President - Design and Concept in February 1995.
      Verna K. Gibson, 62, has been a director since 1993 and presently is a retailing consultant. From 1985 to 1991, Ms. Gibson was President and Chief Executive Officer of the Limited Stores Division of The Limited, Inc., a retail apparel specialty chain. From January 1991 through 1995, she served as President of Outlook Consulting Int., Inc. and in January 1999, she resumed the position of President of Outlook Consulting Int., Inc. From December 1994 to July 1996, Ms. Gibson was the Chairman of the Board of Petrie Retail, Inc. From 1993 to fall 1999, Ms. Gibson was a partner of Retail Options, Inc., a New York based retail consulting firm.
      Betsy S. Atkins, 49, has been a director since 2004 and is the Chief Executive Officer of Baja Accordiant Ventures, an independent venture capital firm focused on the technology and life sciences industry since 1994. Prior to 1994 Ms. Atkins was Chairman and Chief Executive Officer of NCI, Inc. a functional food/nutraceutical company from 1991 through 1993. Ms. Atkins was a co-founder of Ascend Communications, Inc. in 1989, a member of their Board of Directors, and served as its Worldwide Sales, Marketing and International Sr. Vice President prior to its acquisition by Lucent Technologies in 1999. Ms. Atkins also serves on the Boards of Directors of Polycom, Inc. and Reynolds American Inc. Ms. Atkins publishes and keynote speaks on corporate board governance best practices for the National Association of Corporate Directors. Ms. Atkins is also a Presidential-appointee to the Pension Benefit Guaranty Corporation advisory committee, and a Governor-appointed member of the Florida International University Board of Trustees.
Governance of the Company
      The members of the Board of Directors on the date of this proxy statement, and the committees of the Board on which they currently serve, are identified below:

		Compensation	Corporate
	Audit	and Benefits	Governance	Executive
Director	Committee	Committee	Committee	Committee

Marvin J. Gralnick
Helene B. Gralnick
Verna K. Gibson		*	*	**
Charles J. Kleman
Ross E. Roeder	*		*
John W. Burden, III	*	**		*
Betsy S. Atkins		*	**	*
Scott A. Edmonds				*
Stewart P. Mitchell	**			*

  * Member
** Chair

Board of Directors
      Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors, and management. The stockholders elect the board and vote on extraordinary matters; the board is the Company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer; and management runs the Company’s day-to-day operations. Our Board of Directors currently consists of nine directors, but action has been taken to expand the size of the Board to ten directors immediately prior to the 2005 Annual Meeting. The current Board members include five independent directors and four individuals who are or who recently were members of the Company’s senior management. If all of the nominees for election are elected, the Board will thereafter be comprised of six independent directors and four non-independent directors.
      The primary responsibilities of the Board of Directors are oversight, counseling, and direction to the Company’s management in the long-term interests of Chico’s and its stockholders. The Board’s detailed responsibilities include: (a) selecting, regularly evaluating the performance of, and approving the compensation of the Chief Executive Officer and other senior executives; (b) planning for succession with respect to the position of Chief Executive Officer and monitoring management’s succession planning for other senior executives; (c) reviewing and, where appropriate, approving Chico’s major financial objectives, strategic and operating plans and actions; (d) overseeing the conduct of Chico’s business to evaluate whether the business is being properly managed and whether proper internal controls are in place and effective; and (e) overseeing the processes for maintaining Chico’s integrity with regard to its financial statements and other public disclosures and compliance with law and ethics. The Board of Directors has delegated to the Chief Executive Officer, working with Chico’s other executive officers, the authority and responsibility for managing the Company’s business in a manner consistent with the Company’s standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The Chief Executive Officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board and/or its various committees with respect to significant actions to be undertaken by Chico’s.
Meetings
      The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board of Directors held seven meetings during the fiscal year ended January 29, 2005. During the fiscal year ended January 29, 2005, each incumbent director attended at least 75% of the total number of Board meetings and meetings of committees on which he or she served.
      The non-employee directors of the Board also meet on a regular basis without the Chief Executive Officer or other members of management present.
Lead Director
      In August 2003, the Board created a new position of lead director, whose primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. Verna K. Gibson is serving in the position of lead director and has been designated by the non-management members of the Board to continue serving in this position until at least the Company’s 2005 annual meeting of stockholders.
Independence
      In January 2004, the Board enhanced its corporate governance by adopting Corporate Governance Guidelines. The Guidelines have been updated from time to time since their initial adoption. The Guidelines, as adopted by the Board, meet the updated listing standards of the New York Stock Exchange. The full text of the Corporate Governance Guidelines can be found under the Investors Relations portion of the Company’s website (www.chicos.com). A copy may also be obtained upon request from the Secretary of the Company.

      Pursuant to the Corporate Governance Guidelines, the Board undertook a review of director and director nominee independence in March 2005. During this review, the Board considered transactions and relationships between each director or nominee or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or nominee or their affiliates and members of the Company’s senior management or their affiliates. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. A director is considered independent only if the Board affirmatively determines that the director has no material relationship with the Company, either directly or indirectly. In accordance with Corporate Governance Guidelines and the NYSE standards, a director is not independent if:

•	The director is or has been within the last three years an employee of Chico’s.

•	An immediate family member of the director is or has been within the last three years an executive officer of Chico’s.

•	The director has received more than $100,000 in direct compensation from Chico’s during any twelve-month period within the last three years. This excludes director and committee fees or other forms of deferred compensation for prior service.

•	An immediate family member of the director who is an executive officer of Chico’s has received more than $100,000 in direct compensation from Chico’s during any twelve-month period within the last three years.

•	The director or an immediate family member of the director is a current partner of Chico’s internal or external auditor.

•	The director is a current employee of Chico’s internal or external auditor.

•	An immediate family member of the director is a current employee of Chico’s internal or external auditor and works in the auditor’s audit, assurance, or tax compliance practice.

•	Within the last three years, the director or immediate family member of the director was a partner or employee of Chico’s internal or external auditor and personally worked on Chico’s audit.

•	The director or immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of Chico’s present executive officers at the same time serves or served on the other company’s compensation committee.

•	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payment to, or received payments from, Chico’s for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.
      As a result of this review, the Board affirmatively determined that five of the nine current directors, Ms. Gibson, Mr. Roeder, Mr. Burden, Ms. Atkins and Mr. Mitchell, are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines and, as a result, the Audit, Compensation and Benefits, and Corporate Governance Committees are all comprised entirely of independent directors. The Board also determined that the nominee for the fourth director position up for election at the Annual Meeting, Mr. Walker, will meet such independence standards by July 3, 2005, the effective date of his taking office if elected. Messrs. Edmonds and Kleman are considered inside directors because of their continued employment as senior executives of the Company. Mr. Gralnick and Ms. Gralnick are considered inside directors both because of their recent employment as senior executives of the Company and because of their continuation as at-will employees from and after early March 2004.
Code of Ethics
      The Company has a Code of Ethics, which is applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer, and to all the directors. The Code of Ethics is available in the Investor Relations portion of the Company’s website (www.chicos.com). The Company intends to post amendments to or waivers from its Code of Ethics (to the extent applicable to the Company’s chief executive officer, principal financial officer, principal accounting officer or its directors) at this location on its website.
Communications to Non-Management Directors
      Stockholders and other parties interested in communicating with the lead director or with the other non-management directors as a group may do so by writing to Lead Director, Chico’s FAS, Inc., 11215 Metro Parkway, Ft. Myers, Florida 33912. Letters addressed to the lead director or any of the other non-management directors will be routed to the corporate secretary who will review all such correspondence, will keep a file with copies of such correspondence (including a log thereof), will regularly forward such correspondence that, in the opinion of the corporate secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention and may also provide each of the board members with summaries of all such correspondence. Directors may at any time review the file of such correspondence or the log of such correspondence and may request copies of any such correspondence.
      A separate process has been established for dealing with concerns relating to accounting, internal controls or auditing matters. Stockholders and other parties interested in communicating about any of these particular matters may alternatively submit such communications by calling in such report to a third party hotline that has been established by the Board of Directors (1-888-361-5813) and such reports will immediately be brought directly to the attention of the chair of the Company’s Audit Committee and separately to the head of the Company’s internal audit department. If instead a communication relating to accounting, internal controls or auditing matters is received in writing by the Company, the corporate secretary will promptly forward such written correspondence to the chair of the Company’s Audit Committee and separately to the head of the Company’s internal audit department. These particular reports, whether received through the hotline or in writing, will be handled in accordance with procedures established by the Company’s Audit Committee.
Director Attendance at Annual Meeting
      The Company has no policy with regard to Board members’ attendance at stockholders’ annual meetings; however, it has been the custom for Chico’s directors to attend the annual meeting of stockholders. All then current Board members attended the 2004 annual meeting of stockholders.
Committees of the Board
      The Board of Directors has a standing Corporate Governance Committee (which acts as the Company’s nominating committee), Audit Committee, Compensation and Benefits Committee and Executive Committee.
Corporate Governance Committee
      The Corporate Governance Committee held three meetings during the fiscal year ended January 29, 2005. The Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines. In addition, its principal responsibilities from the perspective of its role as a nominating committee are to interview, evaluate, nominate, and recommend individuals for membership on the Company’s Board of Directors and committees thereof, and to evaluate and provide input with respect to individuals to be elected as officers of the Company by the Board of Directors. The Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. The charter of the Corporate Governance Committee is available under the Investors Relations portion of the Company’s website (www.chicos.com).

      All of the members of the Corporate Governance Committee have been determined to be independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.
Audit Committee
      The Audit Committee held six meetings during the fiscal year ended January 29, 2005. The Audit Committee’s principal responsibilities are to assist the Board in its general oversight of Chico’s financial reporting, internal controls and audit functions. The Committee is directly responsible for the appointment, compensation, and oversight of the work of the Company’s independent certified public accountants, reviews the annual financial results and the annual audit of the Company’s financial statements and approves the Form 10-K, reviews the Company’s quarterly financial results and approves the Form 10-Q, and meets with the independent accountants from time to time in order to review the Company’s internal controls and financial management practices. During each fiscal year, at least one (and usually more) of the meetings between the Audit Committee and the independent accountants is held separately without management present. The Audit Committee has established policies and procedures for the engagement of the independent accountants to provide permissible non-audit services, which includes pre-approval of all permissible non-audit services to be provided by the independent accountants. The Audit Committee has the authority to hire its own outside legal and other advisors. The charter of the Audit Committee is available under the Investors Relations portion of the Company’s website (www.chicos.com).
      All members of the Audit Committee have been determined to be independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. Federal regulations require the Board to determine if a member of its Audit Committee is an “Audit Committee Financial Expert.” According to these regulations, an audit committee member can be designated an Audit Committee Financial Expert only when the audit committee member satisfies five specified qualification requirements, such as experience in (or “experience actively supervising” others engaged in) preparing, auditing, analyzing, or evaluating financial statements presenting a level of accounting complexity comparable to what is encountered in connection with the Company’s financial statements. The regulations further require such qualifications to have been acquired through specified means of experience or education. The Board has determined that Mr. Mitchell, the chair of the Audit Committee, is qualified as an Audit Committee Financial Expert within the meaning of the SEC regulations, and that he has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. In addition, the Board anticipates that David F. Walker, the new nominee to the Board, will be added as a member of the Audit Committee. If elected Mr. Walker would also be qualified as an Audit Committee Financial Expert within the meaning of the SEC regulations, and would have accounting and related financial management expertise within the listing standards of the New York Stock Exchange. Although the Board of Directors has determined that these individuals have the requisite attributes defined under the rules of the Securities and Exchange Commission, their responsibilities are generally the same as those of the other Audit Committee members. They are not auditors or accountants for the Company, do not perform “field work” and are not full-time employees of any audit firm. The SEC has determined that an audit committee member who is designated as an audit committee financial expert will not be deemed to be an “expert” for any purpose as a result of being identified as an audit committee financial expert. See the Audit Committee Report on page 17 for further information.
Compensation and Benefits Committee
      The Compensation and Benefits Committee held six meetings during the fiscal year ended January 29, 2005 and regularly acts by written consent. The principal responsibilities of the Compensation and Benefits Committee are to review and make recommendations to the Board of Directors concerning the compensation of all officers of the Company; to review and make recommendations with respect to the Company’s existing and proposed compensation and bonus plans, and to serve as the committee responsible for administering the Company’s 1992 Stock Option Plan, 1993 Stock Option Plan, Amended and Restated 2002 Employee Stock Purchase Plan, 2002 Omnibus Stock and Incentive Plan and Deferred Compensation Plan. The charter of the

Compensation and Benefits Committee is available under the Investors Relations portion of the Company’s website (www.chicos.com).
      All of the members of the Compensation and Benefits Committee have been determined to be independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. See the Compensation and Benefits Committee Report on page 19 for further information.
Executive Committee
      The Executive Committee serves primarily as a means for taking action requiring Board approval between regularly scheduled meetings of the Board. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved by Florida law to the Board. In practice, the Committee’s actions are generally limited to more routine matters such as the authorization of ordinary-course corporate credit facilities and borrowings. The Executive Committee held two meetings during the fiscal year ended January 29, 2005 and may, from time to time, act by written consent.
Identifying and Evaluating Nominees for the Director Positions
Responsibility for Selection of Director Candidates
      The Board is responsible for selecting director candidates. The Board has delegated the screening process to the Corporate Governance Committee, with the expectation that other members of the Board and executives will be asked to take part in the process as appropriate. Candidates recommended by the Corporate Governance Committee are subject to approval by the Board.
Stockholder Nominees
      The policy of the Corporate Governance Committee is to consider written recommendations from stockholders for positions on the Board of Directors. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Secretary of the Company or any member of the Corporate Governance Committee in writing with whatever supporting material the stockholder considers appropriate, including the nominee’s name and qualifications for Board membership. In evaluating such nominations, the Corporate Governance Committee seeks to address the criteria set forth under “Director Criteria” and “Director Obligations” below. The Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions set forth in the Amended and Restated Articles of Incorporation of the Company relating to stockholder nominations. See - “Stockholder Proposals for Presentation at the 2006 Annual Meeting” for further information. The Company received no stockholder nominations in 2004.
Identifying and Evaluating Nominees for Director Positions
      The Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director positions. The Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance Committee considers various potential candidates for the director positions. Candidates may come to the attention of the Corporate Governance Committee through current Board members, current management, professional search firms, stockholders (as described above) or other persons. Once the Corporate Governance Committee has identified a prospective nominee, the Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the applicable criteria for directors. If the Committee determines, in consultation with the Chairman of the Board and other Board members, as appropriate, that additional consideration is warranted, it may ask Board members or engage third parties to gather additional information about the prospective nominee’s background and experience and to report the findings to the Committee. The Committee then evaluates the prospective nominee against the criteria set out in the Company’s Corporate Governance Guidelines. The Committee also considers such other relevant factors as it deems appropriate, including the backgrounds, qualifications and skills of existing Board members, the balance of management and independent directors, the need for Audit Committee expertise, and the Committee’s evaluation of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, the Chair of the Committee, one of the other independent directors, as well as the Chief Executive Officer, and others as appropriate, interview prospective nominees in person or by telephone. After completing these evaluations and interviews, the Committee deliberates and makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.
Director Criteria
      The Company’s Corporate Governance Guidelines, which are available under the Investors Relations portion of the Company’s website (www.chicos.com), set forth the criteria that apply to Board candidates. The Corporate Governance Committee of the Board is responsible for reviewing with the Board the requisite skills and characteristics of new Board candidates in the context of the then current composition of the Board. This assessment includes experience in industry, finance, administration, operations and marketing, as well as diversity. Director candidates should be able to provide insights and practical wisdom based on their experience and expertise.
Director Obligations
      Directors are expected to prepare for, attend and participate in Board meetings and meetings of the committees of the Board of Directors on which they serve, to ask direct questions and require straight answers, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities and duties as directors. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director. Service on other boards and other commitments are considered by the Corporate Governance Committee when reviewing Board candidates and in connection with the Board’s annual self-assessment process.
Compensation of Directors
      Base Compensation and Benefits. Each non-management director receives an annual retainer of $40,000, an additional $1,000 for each board and committee meeting attended, whether in person or by telephone, and an additional $1,000 for each additional day of any such meeting. Each non-management director who serves as a committee chair receives an additional annual retainer of $10,000, and the lead director receives an additional annual retainer of $20,000. Beginning on March 1, 2004, Mr. Gralnick and Ms. Gralnick have been counted as being within the group of non-management directors as a result of their retirement as officers of the Company. All directors are also entitled to reimbursement of their reasonable out-of-pocket expenses for attendance at board and committee meetings. Non-employee directors may also elect to participate in the Company’s health insurance program with coverage provided for the director and his or her dependents and with the cost thereof paid by the Company. During the last fiscal year, Ms. Gibson and Ms. Atkins participated in this program.
      Stock Options and Restricted Stock. Each year following the annual meeting of stockholders, each continuing non-employee director receives an automatic grant of stock options to purchase 10,000 shares of common stock. In the fiscal year ended January 29, 2005, Ms. Gibson, Ms. Atkins and Messrs. Burden and Roeder received automatic grants under the Company’s 2002 Omnibus Stock and Incentive Plan for 10,000 shares (which adjusted to 20,000 shares as a result of the Company’s 2-for-1 stock split distributed in

February 2005). Each such option grant, which vested in full on December 22, 2004 (except for Ms. Atkins grant, which vests in full on the date of the Company’s 2005 Annual Meeting of Stockholders) and has a ten-year term, permits the holder to purchase shares at their fair market value on the date of grant, which in the case of these particular stock options was $22.15, after adjusting for the Company’s 2-for-1 stock split distributed in February 2005.
      Each new non-employee director receives 10,000 options upon election or appointment. Mr. Mitchell, upon his appointment to the Board of Directors received a grant of 10,000 options under the Company’s 2002 Omnibus Stock and Incentive Plan, which vest in full on the date of the Company’s 2005 Annual Meeting of Stockholders (and which adjusted to 20,000 shares as a result of the Company’s 2-for-1 stock split distributed in February 2005), has a ten-year term, and permits Mr. Mitchell to purchase shares at their fair market value on the date of grant, which in the case of these particular stock options was $21.925, after adjusting for the Company’s 2-for-1 stock split distributed in February 2005.
      Ms. Gibson, Ms. Atkins, Mr. Burden, Mr. Roeder, Mr. Mitchell, Mr. Gralnick and Ms. Gralnick may occasionally receive additional option grants or restricted stock awards at the discretion of the Board of Directors under the Company’s 2002 Omnibus Stock and Incentive Plan. On September 13, 2004, Mr. Gralnick and Ms. Gralnick each received an option grant under the Company’s 2002 Omnibus Stock and Incentive Plan for 10,000 shares (which adjusted to 20,000 shares as a result of the Company’s 2-for-1 stock split distributed in February 2005). Each such option grant, which vested in full on March 13, 2005 and has a ten-year term, permits the holder to purchase shares at their fair market value on the date of grant, which in the case of these particular stock options was $18.96, after adjusting for the Company’s 2-for-1 stock split distributed in February 2005. Also, on January 31, 2005, each of Mr. Gralnick, Ms. Gralnick, Ms. Gibson, Ms. Atkins, Mr. Burden, Mr. Roeder and Mr. Mitchell were granted 2,500 shares of restricted stock, which award is scheduled for vesting 1/3 each year beginning on January 31, 2006. As a result of the Company’s 2-for-1 stock split distributed in February 2005, the number of shares represented by each such restricted stock award increased to 5,000 shares, with no change in the overall vesting schedule.
      Indemnification. We indemnify our directors and certain of our officers to the fullest extent permitted by law so that they will serve free from undue concern that they will not be indemnified. This is authorized under our By-laws, and accordingly we have signed agreements with each of those individuals contractually obligating us to provide this indemnification to them.
2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP
AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS –
ITEM TWO ON YOUR PROXY CARD
Appointment Proposed for Ratification
      Based on the recommendation of the Company’s Audit Committee, the Company has selected Ernst & Young LLP (“E&Y”) as its independent certified public accountants for the current fiscal year ending January 28, 2006 (fiscal 2005), subject to ratification of such appointment by the stockholders. Ratification of the Company’s independent certified public accountants is not required by the Company’s By-Laws or otherwise, but the Board of Directors has decided to seek such ratification as a matter of good corporate practice. E&Y has audited the accounts of the Company since first being engaged by the Company effective July 1, 2002. Representatives of E&Y are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions by stockholders.
      We have been advised by E&Y that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.
      The persons named in the enclosed form of proxy intend, unless otherwise directed, to vote such proxy “FOR” ratification of the appointment of Ernst & Young LLP as independent certified public accountants for the period specified. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the directors upon recommendations of the Audit Committee.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE PERIOD SPECIFIED. The appointment will be ratified if the number of votes cast “FOR” ratification of the appointment by holders entitled to vote exceeds the number of votes cast opposing the ratification of the appointment.
Fees to Independent Accountants
      The following table presents fees for professional services rendered by E&Y for the audit of the Company’s annual financial statements for fiscal 2004 (ended January 29, 2005) and fiscal 2003 (ended January 31, 2004) and fees billed for audit-related services, tax services and all other services rendered by E&Y for fiscal 2004 and fiscal 2003.

	Fiscal 2004	Fiscal 2003

Audit Fees	$856,502	$301,000
Audit-Related Fees	16,220	68,000
Tax Fees	246,090	141,000
All Other Fees	-0-	-0-
          Audit Fees

Fees for audit services include fees associated with the annual audits, the reviews of the Company’s quarterly reports on Form 10-Q and other SEC filings and audit consultations. In fiscal 2004, fees for audit services also includes fees associated with the Sarbanes Oxley Section 404 attestation.
          Audit Related Fees

Fees for audit related services in fiscal 2004 principally relate to the audit of The White House Employee Savings and Retirement Plan. For fiscal 2003, such fees principally related to due diligence services in connection with the acquisition of The White House, Inc.
          Tax Fees

Fees for tax services include fees associated with tax compliance preparation services and tax advice and planning, including tax planning for federal taxes and state and local taxes.
      All audit-related services, tax services and other services in fiscal 2004 were pre-approved by the Audit Committee, which concluded that the provision of such services by E&Y was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s outside auditor independence policy provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

AUDIT COMMITTEE REPORT
      The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.
      The Audit Committee of the Company’s Board of Directors consists of three directors and operates under a written charter adopted by the Board of Directors. The full text of the Audit Committee’s charter is available under the Investor Relations portion of the Company’s website (www.chicos.com). The current members of the Audit Committee are Stewart P. Mitchell (Chair), Ross E. Roeder and John W. Burden, III. Each member of the Audit Committee is independent in the judgment of the Company’s Board of Directors, as required by the listing standards of The New York Stock Exchange and as set forth in the Company’s Corporate Governance Guidelines. The Audit Committee is responsible for selecting, engaging and negotiating fee arrangements with the Company’s independent accountants with input from the Company’s Board of Directors and management. Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management, the internal auditors and the independent registered public accountants.
      The Sarbanes-Oxley Act of 2002 and regulations issued thereunder added a number of provisions to federal law to strengthen the authority of, and increase the responsibility of, corporate audit committees. Related rules concerning audit committee structure, membership, authority and responsibility have been promulgated by The New York Stock Exchange.
      The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accountants, nor can the Audit Committee certify that the independent registered public accountants are “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management, internal auditors, and the independent registered public accountants on the basis of several factors, including, the information it receives, discussions with management, internal auditors, and the independent registered public accountants, and the experience of the Audit Committee’s members in business, financial and accounting matters.
      As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accountants all annual and quarterly financial statements prior to their issuance. During fiscal 2004, management advised the Audit Committee that each set of the Company’s consolidated financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States, and reviewed significant accounting and disclosure issues with the Audit Committee. Discussions regarding the Company’s audited financial statements included the independent registered public accountant’s judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in the Company’s financial statements, as well as other matters, as required by Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications) and by the Audit Committee’s charter. The Company’s independent registered public accountants also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent registered public accountants that firm’s independence.
      In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and control.

      Based upon the Audit Committee’s discussion with management and the independent registered public accountants, the Audit Committee’s review of the representations of management, and the report of the independent registered public accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors approve the inclusion of the Company’s audited consolidated financial statements in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission as of and for the fiscal year ended January 29, 2005.

MEMBERS OF THE AUDIT COMMITTEE

Stewart P. Mitchell, Chair
John W. Burden, III
Ross E. Roeder

COMPENSATION COMMITTEE REPORT
      The following report of the Compensation and Benefits Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.
Overview and Philosophy
      The Compensation and Benefits Committee of the Board of Directors (the “Compensation Committee”) is currently composed of three members, each of whom is an independent director of the Company. The Compensation Committee provides overall guidance on the Company’s compensation and benefits philosophy. In addition, the Committee approves and monitors the Company’s

•	executive compensation and benefits programs

•	executive employment agreements

•	stock option and stock incentive plans

•	401(k) plan with optional profit sharing feature

•	stock purchase plan for employees

•	deferred compensation plan
      The primary objectives of the Compensation Committee are to assure that the Company’s executive compensation and benefits program

•	reflects the Company’s unique, entrepreneurial, customer-focused orientation

•	is competitive with other profitable, growing specialty retail companies

•	safeguards the interests of the Company and its stockholders

•	is effective in driving performance to achieve financial goals and create stockholder value

•	fosters teamwork on the part of management

•	is cost-effective and fair to employees, management, and stockholders

•	is well communicated and understood by program participants
      The Company’s executive compensation policies are designed to attract, motivate, and retain highly qualified executive officers who can enhance stockholder value, and to support a performance-oriented environment that rewards achievement of the Company’s planned financial goals. The Compensation Committee meets periodically during each fiscal year to review the Company’s existing compensation and benefits programs and to consider modifications that seek to provide a direct relationship between executive compensation and sustained corporate performance.
      The Company compensates its executive officers through three principal types of compensation: annual base salary, semi-annual incentive bonuses, and long-term incentive awards through stock options or restricted stock, or both. The Company, as a matter of policy, places substantial emphasis on incentive bonuses and long-term stock-based awards since these two forms of compensation are viewed as very effective at correlating executive officer compensation with corporate performance and increases in stockholder value.
      In addition to the three types of compensation just mentioned, executive officers are eligible to participate in the Company’s Employee Stock Purchase Plan and Deferred Compensation Plan.
Base Salary
      The annual base salary of each executive officer is based on the scope of his or her responsibility and accountability within the Company, as well as on performance and experience criteria. In addition, the

Compensation Committee considers salary and other compensation arrangements of other specialty retailers of similar size and similar growth to determine appropriate levels required to attract, motivate, and retain the most qualified management personnel.
      The Compensation Committee believes that the Company’s most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare stockholder returns. Thus, the compensation peer group is not the same as the peer group index in the “Comparison of Cumulative Total Return” graph included in this proxy statement.
      The Compensation Committee, upon the recommendation of the Chief Executive Officer, determines and makes final decisions regarding base salary of executives on an annual basis. The Compensation Committee recognizes that, to some degree, the determination of an executive officer’s base salary involves subjective considerations.
Incentive Bonuses
      A significant component of an executive officer’s total cash compensation consists of an incentive bonus, which is intended to make the executive compensation dependent on the Company’s performance and to provide executive officers with incentives to achieve Company goals, increase stockholder value, and work as a team. In fiscal 2004, bonuses were generally determined pursuant to a bonus incentive plan that was based on the Company’s earnings per share performance measured against a targeted earnings per share goal, which is part of the Company’s overall plan. The targeted earnings per share goal, as well as the overall plan, was reviewed and approved by the Compensation Committee in the early part of the 2004 fiscal year. To encourage high levels of performance, the targeted earnings per share goal was established at a level which was intended to encourage, among other things, a growth in sales and comparable store sales. In fiscal 2004, bonuses were awarded to the executive team based on the Company’s attainment of a specific, pre-determined earnings per share level relative to the targeted earnings per share goal established in the Company’s overall plan. Under the bonus program that was in effect in fiscal 2004, each executive had a bonus target expressed as a percentage of his or her base salary. Maximum bonus targets for the executive officers ranged from 60% to 200% of base salary. Bonuses were awarded midway through the fiscal year and at year end. Based on the earnings per share level that was achieved in fiscal 2004, the Company’s executive officers were awarded a total of approximately $3.7 million in bonuses for the fiscal year. This represented achievement of earnings per share performance in excess of the targeted earnings per share goal.
      In January 2005, the Compensation Committee took two steps with respect to the Company’s cash incentive bonus program for its management personnel. First, a more formal Cash Bonus Incentive Plan was adopted. Second, in addition to setting forth a more formal description of the Company’s historic incentive bonus program based on achieving specified earnings per share goals, the Plan added the potential for a supplemental cash bonus for all of the Company’s executive officers and other key officers based on the Company’s achieving objectives in excess of the planned objectives.
      Under the newly adopted Cash Incentive Bonus Plan, as in fiscal 2004, the base bonus each year is to be based on the Company’s earnings per share performance measured against a targeted earnings per share goal, which is part of the Company’s overall plan. The targeted earnings per share goal, as well as the overall plan, is reviewed and approved by the Compensation Committee prior to or promptly following the start of each fiscal year, with further mid-year reviews if and when determined necessary. To encourage high levels of performance, the targeted earnings per share goal is still to be established at a level which stimulates, among other things, growth in sales and comparable store sales. Each executive is to have an assigned bonus target expressed as a percentage of his or her base salary. Maximum bonus targets for executive officers are intended to range from 60% to 200% of base salary. Actual base bonus awards can range from 0% to 250% of target, depending on performance against the pre-established earnings per share goal and whether the executive earns the supplemental bonus. Thus, if the Company were unable to achieve its minimum earnings per share goal level, then no bonuses would be awarded. Bonuses are to be awarded to the executive team based on the Company’s attainment of specific pre-determined earnings per share levels relative to the targeted earnings per share goal established in the Company’s overall plan. Bonuses are awarded midway through the fiscal year and at year end.
      The supplemental bonus that can be earned by executive officers is only payable if the targeted earnings per share goal is first achieved. Once the targeted earnings per share goal is achieved, then the supplemental bonus is determined based on an equal weighting of achieving targeted increases in comparable store sales and operating margins or brand contribution margins. For those participating officers who only supervise specific company brands, the targeted increases in comparable store sales and contribution margins will be keyed to these performance criteria for the respective brand that they supervise. For all others, the targeted increases in comparable store sales and operating margins will be keyed to overall company performance as to these criteria. As is the case with the base bonus formulas, supplemental bonus targets have ranges based on an additional percentage of base salary, with the actual supplemental bonus awards ranging from 0% to 50%, depending on performance against the applicable pre established goals.
Deferred Compensation Plan
      The Company has adopted an unfunded, nonqualified plan that permits executive officers to defer current compensation for retirement savings. Pursuant to the deferred compensation plan, participants may defer all or a portion of qualifying remuneration payable by the Company. A book account is then maintained for each such executive officer in which there is an accounting of such deferred compensation and deemed earnings thereon based upon selection of deemed investment options by the executive officer. In accordance with the terms of the plan, the deferral must be placed in a “rabbi” trust. This trust arrangement offers a degree of assurance for ultimate payment of benefits without causing constructive receipt of the deferral or earnings thereon for income tax purposes. The assets in the trust remain subject to the claims of creditors of the Company and are not the property of the executive officer.
Long Term Stock Based Compensation
      The Compensation Committee believes that providing key employees, including executive officers, with the opportunity to acquire stock ownership and the potential to realize growth in stock value over time is the most desirable way to align their interests with those of the Company’s stockholders. Stock options and restricted stock awarded under the Company’s 1992 and 1993 Stock Option Plans, the 2002 Omnibus Stock and Incentive Plan, and in some limited cases outside of the plans pursuant to separate individual stock option agreements, provide an incentive that focuses the attention of executive officers on managing the Company from the perspective of an owner with an equity interest in the business. In addition, stock based compensation has been and continues to be a key part of the Company’s program for motivating and rewarding managers over the long term. The Company currently intends to continue to have stock based compensation serve as an important part of the compensation program for key employees. Stock based compensation that has been and that may in the future be granted to key employees, including stock options and restricted stock previously issued and awards that may be granted under the 2002 Omnibus Stock and Incentive Plan, is tied to future performance of the Company’s common stock and will provide increased value as the price of the Company’s common stock increases.
      The Compensation Committee, upon the recommendation by the Chief Executive Officer, has in the past determined and made, and expects to continue to determine and make, final decisions regarding stock based awards. Such factors as performance and responsibilities of individual managers and the management team as a whole, as well as general industry practices, play an integral role in the determination of the number of stock options, restricted stock and/or restricted stock units awarded to a particular senior executive. In determining the size of the individual award of stock options, restricted stock and/or restricted stock units, the Compensation Committee also considers the amounts of stock based awards outstanding and previously granted, the amount of stock based awards remaining available for grant under the Stock Plans, the aggregate amount of current awards, and the amount necessary to retain qualified management.
      In accordance with its business strategy and compensation philosophy, in fiscal 2004, as in years passed, the Company granted stock options to a significant number of employees in managerial positions to afford them an opportunity to participate in the Company’s future growth and to focus them on the contributions which are necessary for the financial success and business growth of the Company and, thereby, the creation of value for its stockholders. In the fiscal year ended January 29, 2005, a total of 2,203,800 stock options were granted to employees including 1,060,000 stock options that were awarded to senior executives. Also, at the beginning of the 2005 fiscal year, the Company changed its equity compensation approach and awarded restricted stock to certain members of management, including 94,800 shares of restricted stock to ten of the Company’s senior executives. All the foregoing share amounts have been adjusted to take into account the impact of the Company’s 2-for-1 stock split distributed in February 2005.
      Stock options have typically been awarded each year based on an assessment of each recipient’s ongoing contribution to overall corporate performance. Although the Company awarded only stock options in fiscal 2004, the Company has decided to award restricted stock or a combination of restricted stock and stock options in the future, again based in such assessment of such recipient’s contribution. Thus, it is contemplated that stock options, restricted stock and other stock based awards will continue to be awarded on a similar basis and following a similar process. As a means to encourage the recipient of a stock based award to remain in service with the Company, stock based awards vest over time. Most stock options granted to key employees in the past vest in equal amounts over a period of three years from the date of grant. All stock options have exercise prices at least equal to the market value of the Company’s stock on the date of grant. The restricted stock recently granted to senior executives as part of the 2005 fiscal year compensation vests 100% at the end of three years from the date of grant.
401(k) Plan and Stock Purchase Plan for Employees
      In 1992, the Company adopted a profit sharing plan to provide a means for all eligible employees at all levels of the Company to share in the Company’s profits and accumulate retirement savings. Effective January 1, 1999, the Company incorporated a 401(k) feature into its profit sharing plan as a further means for all eligible employees at all levels of the Company to accumulate retirement savings. Under the 401(k) aspect of the plan, eligible employees can elect to defer up to 20% of their respective compensation and have it contributed to the plan. The Company is obligated to match a portion of the deferral and can elect to make additional contributions over and above the mandatory match, based on the amount it deems appropriate in light of the results of the Company’s operations for the respective year. During the fiscal year ended January 29, 2005, the Company’s aggregate matching contributions, including both mandatory and additional matching contributions, were approximately $1.5 million.
      In 2002, the Company adopted a new stock purchase plan (replacing its 1993 stock purchase plan) to continue to provide all eligible employees at all levels an opportunity to become stockholders of the Company. This plan is viewed as an effective way to help align the interest of all employees with those of the Company’s stockholders. As an inducement, eligible employees may purchase shares of stock in the Company during each exercise period at a 15% discount to the value of the stock. This plan was amended and restated in 2004 to address certain technical amendments.
Compensation for the Chief Executive Officer for the Fiscal Year Ended January 29, 2005
      The general policies described above for the compensation of the executive officers also apply to the compensation approved by the Compensation Committee with respect to the compensation for Mr. Edmonds, who has served as the Company’s Chief Executive Officer since September 3, 2003.
      Under a new employment agreement that was effective September 2003 commensurate with his appointment to the position of Chief Executive Officer and that currently extends through March 1, 2006, Mr. Edmonds’ annualized base salary was increased to $900,000 for fiscal 2004. For the fiscal year ended January 29, 2005, Mr. Edmonds also was awarded an aggregate bonus of $1,080,000, as a result of the Company having reached certain targeted performance incentive goals. The Compensation Committee awarded him 200,000 stock options in fiscal 2004 (after reflecting the effect of the 2-for-1 stock split distributed in February 2005) to recognize his leadership efforts and the Company’s very strong financial performance. For fiscal 2005, in keeping with the Committee’s change in philosophy relative to equity based compensation, the Committee awarded him 21,000 shares of restricted stock (after reflecting the effect of the 2-for-1 stock split distributed in February 2005), again in recognition of his continued leadership efforts and the Company’s continued strong financial performance.
      The compensation for Mr. Edmonds was based on industry comparisons as well as on the Company’s performance over the most recent years, as reflected in the Company’s Annual Report to Stockholders that accompanies this proxy statement. Under the leadership of Mr. Edmonds and the rest of the management team, total revenues for Chico’s increased from approximately $378 million in fiscal 2001 to approximately $1.1 billion for the fiscal year ended January 29, 2005. Between fiscal 2001 and the fiscal year ended January 29, 2005, income before income taxes grew from approximately $68 million to approximately $227 million, and net income grew from approximately $42 million to approximately $141 million.
Compliance with Internal Revenue Code Section 162(m)
      The Compensation Committee has reviewed the applicability of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which disallows a tax deduction for compensation to an executive officer when the included compensation exceeds $1 million per year. Although the compensation earned by certain of the Company’s executive officers exceeded this threshold during the fiscal year ended January 29, 2005 and could exceed this threshold in future years, depending of course on the Company’s performance, these executives are offered the ability to defer specified portions of their cash compensation. For the fiscal year ended January 29, 2005, the affected executive officers other than Mr. Edmonds exceeded the threshold by only a relatively small amount in each case while Mr. Edmonds elected to defer a substantial majority of the amount of his compensation that was in excess of the threshold. This deferral was made pursuant to and consistent with the Company’s deferred compensation plan. The Committee intends to periodically make a further review of the potential consequences of Section 162(m) and, depending upon the risk of applicability of this provision to the Company’s compensation arrangements and the specific amounts involved, may elect to structure the performance-based portion of its executive officer cash compensation in a manner so as to comply with certain exemptions provided for in Section 162(m).
      This report has been provided by the Compensation Committee.

MEMBERS OF THE COMPENSATION
AND BENEFITS COMMITTEE

John W. Burden, III, Chair
Verna K. Gibson
Betsy S. Atkins

PERFORMANCE GRAPH
      The following graph compares the cumulative total return on the Company’s common stock with the cumulative total return of the companies in the Standard & Poor’s 500 Index and the Standard & Poor’s 500 Apparel Retail Index. Cumulative total return for each of the periods shown in the Performance Graph is measured assuming an initial investment of $100 on January 29, 2000 and the reinvestment of dividends.
Comparison of Cumulative Total Return

	1/29/2000	2/3/2001	2/2/2002	2/1/2003	1/31/2004	1/29/2005

Chico’s FAS, Inc.	$100	$212	$409	$506	$1,024	$1,411
S&P 500 Index	$100	$100	$85	$66	$88	$93
S&P 500 Apparel Retail Index	$100	$94	$67	$60	$78	$94

EXECUTIVE OFFICERS
      The following table sets forth certain information regarding the Company’s executive officers.

			Years with
			the
Executive Officers	Age	Position	Company

Scott A. Edmonds	47	President, Chief Executive Officer and Director	11
Charles J. Kleman	54	Chief Operating Officer, Executive Vice President - Finance, Chief Financial Officer, Treasurer and Director	16
Patricia Murphy Kerstein	61	Executive Vice President - Chief Merchandising Officer	7
Mori C. MacKenzie	55	Executive Vice President - Chief Stores Officer	9
James P. Frain	56	Executive Vice President - Chief Marketing Officer	6
Gary A. King	47	Executive Vice President - Chief Information Officer	(a	)
Charles L. Nesbit, Jr.	49	Executive Vice President - Operations	(b	)
Barry I. Shapiro	50	Senior Vice President - Distribution and Logistics	4
Patricia Darrow-Smith	43	Senior Vice President - General Merchandise Manager - White House	1
Michael J. Kincaid	47	Senior Vice President - Finance, Chief Accounting Officer, and Assistant Secretary	5

(a)	Joined the Company in October 2004

(b)	Joined the Company in August 2004
Non-Director Executive Officers
      Patricia Murphy Kerstein is Executive Vice President - Chief Merchandising Officer for the Company. Ms. Murphy Kerstein has been with the Company since September 1997, when she was hired as the Senior Merchant. In April 1998, she was promoted to the position of General Merchandise Manager, in June 1999, she was promoted to Vice President - General Merchandise Manager, in August 2000, she was promoted to Senior Vice President - General Merchandise Manager, and in January 2003, Ms. Murphy Kerstein was promoted to Executive Vice President - Chief Merchandising Officer. From February 1987 until September 1997, Ms. Murphy Kerstein was Vice President of Merchandising and Director of Fashion for Doncaster and from October 1985 until February 1987 was Merchandiser and National Sales Manager for Caribou Sportswear. From 1981 until 1985, she held various positions including Divisional Merchandise Manager and Director of Fashion Coordination for Lane Bryant, a division of the Limited.
      Mori C. MacKenzie is Executive Vice President - Chief Stores Officer for the Company. Ms. MacKenzie has been with the Company since October 1995, when she was hired as the Director of Stores. From June 1999 until October 2001, she served as Vice President - Director of Stores. In October 2001, Ms. MacKenzie was promoted to Senior Vice President - Stores, and effective February 2004 she was promoted to the position of Executive Vice President - Chief Stores Officer. From January 1995 until October 1995, Ms. MacKenzie was the Vice President of Store Operations for Canadians Corporation. From August 1994 until December 1994, she was the Vice President of Store Development for Goody’s Family Clothing. From April 1992 until August 1994, Ms. MacKenzie was the Vice President of Stores for United Retail Group (“URG”) and from August 1991 until April 1992 she was employed by Conston Corporation, a predecessor of URG. In addition, Ms. MacKenzie was Vice President - Stores for Park Lane from November 1987 until July 1991, and was Regional Director of Stores for the Limited, Inc. from June 1976 until October 1987.
      James P. Frain is Executive Vice President - Chief Marketing Officer for the Company. Mr. Frain has been employed by the Company since June 1999, when he was hired as the Company’s Director of Marketing.

In April 2000, he was promoted to the position of Vice President - Marketing, in November 2002, he was promoted to Senior Vice President - Marketing and in April 2004, he was promoted to Executive Vice President - Chief Marketing Officer. During 1998 and 1999, Mr. Frain was the Vice President - Marketing and Creative for Current, Inc. and during 1997 and 1998, he was Vice President - Operations and Marketing for A.H. Riise. From 1994 to 1996, Mr. Frain was Vice President - Marketing for Easyriders and from 1993 to 1994, he was Vice President - Marketing for NBO. Mr. Frain held various marketing positions prior to 1994 at Alfred Dunhill, Gucci, Laura Ashley, Conran’s and Paragon Sporting Goods.
      Gary A. King is Executive Vice President - Chief Information Officer for the Company. Mr. King joined the Company in October 2004 after five years at Barnes & Noble, Inc. where he most recently served as Vice President, Chief Information Officer. From 1988 to 1999, Mr. King held various positions with Avon Products, Inc., including Vice President, Global Information Technology. From 1982 to 1987, Mr. King held various system management positions with Unisys Corporation and Burroughs Corporation.
      Charles L. Nesbit, Jr. is Executive Vice President - Operations for the Company. Mr. Nesbit has been with the Company since August 2004, when he was hired as Senior Vice President - Strategic Planning and Business Development. He was promoted to Executive Vice President - Operations in April 2005. Prior to joining the Company, Mr. Nesbit spent 20 years at the Sara Lee Corporation where he most recently served as a corporate vice president and Chief Supply Chain Officer for the corporation’s U.S. and Canada apparel operations. He served as President and Chief Executive Officer of Sara Lee Intimate Apparel, the largest intimate apparel company in the United States and Canada, from 1999 to 2003, and President and Chief Executive Officer of the Bali Company from 1996 to 1999.
      Barry I. Shapiro is Senior Vice President - Distribution and Logistics for the Company. Mr. Shapiro joined the Company in February 2001, as its Vice President - Outlet Strategies. From August 2002 until January 2004, Mr. Shapiro served as Senior Vice President - Pazo. His title was changed to Senior Vice President - Distribution and Logistics in January 2004. From 1997 to 2001, Mr. Shapiro was employed by Off Fifth Saks - Fifth Avenue Outlet as Senior Vice President - Stores and Operations. From 1990 to 1997, he held various positions with Ann Taylor Stores Corporation including Executive Vice President of Ann Taylor Loft and several other Senior Vice President positions with Ann Taylor. From 1989 to 1990, Mr. Shapiro was Store Manager - Operations with Abraham and Strauss Department Stores, and from 1978 to 1989, Mr. Shapiro held various positions with Lord and Taylor Department Stores and with Macy’s.
      Patricia Darrow-Smith is Senior Vice President - General Merchandise Manager - White House for the Company and Executive Vice President - Merchandising of White House | Black Market, Inc., a wholly owned subsidiary of the Company. Ms. Darrow-Smith joined the Company in September 2003 as Senior Vice President - Merchandising of The White House, Inc. as a result of the acquisition of The White House, Inc. by the Company. In April 2004, she was appointed Senior Vice President - General Merchandise Manager - White House for the Company. From 1986 to September 2003 Ms. Darrow-Smith served as the most senior merchandising executive of The White House, Inc., most recently as Executive Vice President, Merchandising. Ms. Darrow-Smith previously worked for the Hyatt Hotels Corporation.
      Michael J. Kincaid is Senior Vice President - Finance, Chief Accounting Officer and Assistant Secretary for the Company. Mr. Kincaid has been with the Company since August 1999 when he was hired as Controller and Director of Finance. In October 2001, Mr. Kincaid was promoted to Vice President - Finance, in November 2003, Mr. Kincaid was promoted to the additional position of Chief Accounting Officer, in December 2004, Mr. Kincaid was elected to the additional position of Assistant Secretary, and in March 2005, was promoted to Senior Vice President - Finance. From 1991 to 1999, Mr. Kincaid was employed by Tractor Supply Company, most recently as Vice President - Controller, Treasurer and Secretary. From 1981 to 1991, he held various management and accounting positions with Cole National Corporation, Revco D.S., Inc. and Price Waterhouse.
      Marvin J. Gralnick and Helene B. Gralnick are husband and wife. None of the other executive officers or directors are related to one another. There are no arrangements or understandings pursuant to which any officer was elected to office. Executive officers are elected by and serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table provides information concerning the annual compensation of each of the named executive officers of the Company, as defined under the applicable Securities and Exchange Commission Rule, for services rendered to the Company in each of the Company’s last three fiscal years.

					Long Term
					Compensation
		Annual Compensation(1)			Awards

				Other	Securities
	Fiscal Year			Annual Com-	Underlying	All Other Com-
Name and Principal Position	Ended	Salary($)	Bonus($)(2)	pensation($)(3)	Options(#)(4)	pensation($)(5)

Scott A. Edmonds,	January 29, 2005	898,975	1,080,000	—	200,000	6,300
President and Chief	January 31, 2004	656,757	662,500	—	450,000	6,000
Executive Officer	February 1, 2003	498,413	500,000	—	500,000	5,495
Charles J. Kleman,
Chief Operating Officer,
Executive Vice President -	January 29, 2005	476,871	522,500	—	100,000	6,300
Finance and Chief	January 31, 2004	379,462	342,000	—	100,000	6,000
Financial Officer	February 1, 2003	338,462	272,000	—	80,000	5,495
Patricia Murphy Kerstein,
Executive Vice President -	January 29, 2005	522,414	577,500	—	120,000	6,300
Chief Merchandising	January 31, 2004	423,193	382,500	—	100,000	6,000
Officer	February 1, 2003	363,462	292,000	—	80,000	5,495
Mori C. MacKenzie,
Executive Vice President -	January 29, 2005	397,234	440,000	—	80,000	6,300
Chief Stores Officer	January 31, 2004	298,962	240,000	—	40,000	6,000
	February 1, 2003	259,615	208,000	—	80,000	5,495
James P. Frain,
Executive Vice President -	January 29, 2005	369,926	900,000	—	60,000	—
Chief Marketing Officer	January 31, 2004	239,039	192,000	—	40,000	—
	February 1, 2003	214,039	129,000	—	80,000	—

(1)	Includes amounts that have been deferred at the election of the named executive officer.

(2)	Amounts in this column consist of certain bonuses including bonuses earned under the semi-annual management incentive plan, which is linked to the Company’s performance. Amounts earned with respect to a particular fiscal year are accrued as expenses in such fiscal year. In addition, of the amounts shown for Mr. Frain for 2005, $500,000 represents a one time special bonus paid in May 2004 to recognize his special efforts and to secure an extended commitment to the Company into 2005.

(3)	In accordance with SEC rules, amounts totaling less than $50,000, if any, have been omitted.

(4)	Amounts in this column reflect the effects of any stock splits occurring after the date of grant.

(5)	This category includes the Company’s contributions to the 401(k) Plan.

Option Grants Table
      The following table shows all options to purchase common stock of the Company granted to each of our named executive officers during the fiscal year ended January 29, 2005 and the potential value of such grants at stock price appreciation rates of 5% and 10%, compounded annually over the maximum ten-year term of the options. The 5% and 10% rates of appreciation are required to be disclosed by SEC rules and are not intended to forecast possible future appreciation, if any, in our stock price.

	Individual Grants
						Potential Realizable Value
	Number of		% of Total			at Assumed Annual Rates of
	Securities		Options	Exercise		Stock Price Appreciation for
	Underlying		Granted to	or Base		Option Term
	Options		Employees in	Price	Expiration
Name	Granted(1)		Fiscal Year	($/sh)(1)	Date	5%($)	10%($)

Scott A. Edmonds	200,000	(2)	9.1%	18.665	02/02/2014	2,347,664	5,949,441
Charles J. Kleman	100,000	(2)	4.5%	18.665	02/02/2014	1,173,832	2,974,720
Patricia Murphy Kerstein	120,000	(2)	5.4%	18.665	02/02/2014	1,408,598	3,569,664
Mori C. MacKenzie	80,000	(2)	3.6%	18.665	02/02/2014	939,065	2,379,776
James P. Frain	60,000	(2)	2.7%	18.665	02/02/2014	704,299	1,784,832

(1)	Amounts and prices shown reflect the impact of the Company’s 2-for-1 stock split distributed in February 2005.

(2)	The grants of options were made in February 2004 and vest annually at a rate of 33 1/3% on each anniversary date of the grant beginning on the first anniversary.
Option Exercises and Year-End Value Table
      The following table shows information concerning aggregated stock option exercises during the fiscal year ended January 29, 2005 and values as of the end of such fiscal year.

			Number of Securities
			Underlying Unexercised	Value of Unexercised
	Shares		Options at Fiscal	In-the-Money Options
	Acquired on	Value	Year-End(#)	at Fiscal Year-End($)
Name	Exercise(#)(1)	Realized($)(2)	Exercisable/Unexercisable(1)	Exercisable/Unexercisable(3)

Scott A. Edmonds	441,666	$7,481,578	100,000 / 666,668	805,000 / 7,503,690
Charles J. Kleman	500,000	11,258,678	536,666 / 193,334	11,573,124 / 2,239,077
Patricia Murphy Kerstein	350,000	6,315,805	86,667 / 213,333	1,478,639 / 2,373,261
Mori C. MacKenzie	100,000	1,757,968	26,667 / 133,333	452,539 / 1,441,861
James P. Frain	86,666	1,541,525	13,333 / 113,335	220,994 / 1,307,695

(1)	Amounts shown reflect the impact of the Company’s 2-for-1 stock split distributed in February 2005.

(2)	Represents the excess of the fair market value of the Company’s common stock as of the date of exercise above the exercise price of the options.

(3)	Represents the excess of the split adjusted fair market value of the Company’s common stock of $25.375 per share as of January 29, 2005, above the split adjusted exercise price of the options.
Employment Agreements
      Scott A. Edmonds. Mr. Edmonds serves as Chief Executive Officer and President of the Company pursuant to an employment agreement originally entered into effective September 3, 2003, as amended on June 22, 2004, which provides for an annual base salary and certain other benefits. Pursuant to the employment agreement and certain further actions of the Board of Directors, Mr. Edmonds’ current base salary is $1,000,000 and is subject to further increases as established from time to time by the Board of Directors. Mr. Edmonds is also eligible for an annual bonus under the Company’s incentive bonus plan, with a minimum target bonus equal to his base salary and to be considered in the future for additional awards of stock options or other stock-based compensation of the Company. Under the terms of Mr. Edmonds’ employment agreement, the Company contracted to employ Mr. Edmonds for a period which currently extends through March 1, 2006, and which period, by the terms of the agreement, is automatically extended for additional one year periods until the employment agreement is terminated by the Company or Mr. Edmonds with appropriate notice.
      In addition, in the event of termination of Mr. Edmonds’ employment by the Company without good cause, termination by him for “good reason” as described below, or notice of non-renewal given by the Company to Mr. Edmonds, Mr. Edmonds is entitled to receive all then accrued compensation, a lump sum equal to two times the sum of (i) his then current base salary and (ii) his then current target bonus, a pro rata bonus for the year in which such termination occurs, continued health benefits for two years, accelerated vesting of all of his outstanding stock options and restricted stock, and outplacement assistance. If Mr. Edmonds’ employment is terminated as a result of death or permanent disability, Mr. Edmonds or his estate will be entitled to receive a continuation of his salary for an additional twelve months, an additional monthly amount equal to the greater of the target bonus or the highest annual bonus during the three preceding years divided by twelve, payable for twelve months, accelerated vesting of all of his outstanding stock options and restricted stock, and continued health benefits for his dependents for two years.
      Mr. Edmonds has the right to terminate the agreement for “good reason” in the event he is not elected or retained as a director of the Company or in the event the Company acts to reduce or diminish his titles, positions, duties or responsibilities, materially breaches the agreement, relocates its executive offices by more than 50 miles following a change in control of the company or a successor to the Company fails to expressly assume in writing the agreement.
      If a change in control occurs and within 18 months thereafter Mr. Edmonds’ employment is terminated by the Company for other than good cause or by Mr. Edmonds for “good reason” or such termination occurred in contemplation of the change in control, then Mr. Edmonds would be entitled to receive all then accrued compensation, a lump sum equal to three times the sum of (i) his then current base salary and (ii) his then current target bonus, a pro rata bonus for the year in which such termination occurs, continued health benefits for three years, accelerated vesting of all of his outstanding stock options and restricted stock, and outplacement assistance.
      If Mr. Edmonds exercises his right to terminate his employment agreement other than for “good reason” or if the Company terminates his employment for cause, as defined in the agreement, the Company’s only obligation is to pay any earned but unpaid salary and accrued benefits.
      If any payments to or benefits under Mr. Edmonds’ employment agreement would be subject to excise tax as “excess parachute payment” under federal income tax rules, he will receive a “gross up” payment to adjust for the incremental tax costs to Mr. Edmonds of such payments.
      Mr. Edmonds’ employment agreement also contains certain non-competition provisions that are limited to specialty retail in women’s apparel and intimates which continue for two years following termination of employment. The Company also appointed Mr. Edmonds to the Board on January 23, 2004, consistent with the Company’s obligation set forth under the terms of his employment agreement.
      Charles J. Kleman, Patricia Murphy Kerstein and Mori C. MacKenzie. Effective April 1, 1993, the Company entered into an employment agreement with Mr. Kleman which provides for an annual base salary and certain other benefits. This employment agreement was amended effective as of August 21, 2000. Pursuant to the amended employment agreement and certain further actions of the Board of Directors, Mr. Kleman’s current base salary is $550,000 and is subject to annual increases as set from time to time by the Board of Directors. Under the terms of the amended employment agreement, the Company contracted to employ Mr. Kleman for a period which currently extends through December 31, 2006, and which period, by the terms of the agreement is automatically extended on a rolling basis to add an additional year to the term on each December 31st until the employment agreement is terminated by way of appropriate advance notice by the Company or Mr. Kleman.
      Effective August 21, 2000, the Company entered into an employment agreement with Ms. Murphy Kerstein which provides for an annual base salary and certain other benefits. This employment agreement was amended effective as of August 21, 2000. Pursuant to the amended employment agreement and certain further actions of the Board of Directors, Ms. Murphy Kerstein’s current base salary is $625,000 and is subject to annual increases as set from time to time by the Board of Directors. Under the terms of Ms. Murphy Kerstein’s amended employment agreement, the Company contracted to employ Ms. Murphy Kerstein for a period which currently extends through December 31, 2006, and which period, by the terms of the agreement, is automatically extended on a rolling basis to add an additional year to the term on each December 31st until the employment agreement is terminated by way of appropriate advance notice by the Company or Ms. Murphy Kerstein.
      Effective September 26, 1995, the Company entered into an employment agreement with Ms. MacKenzie which provides for an annual base salary and certain other benefits. This employment agreement was amended effective as of August 21, 2000. Pursuant to the amended employment agreement and certain further actions of the Board of Directors, Ms. MacKenzie’s current base salary is $440,000 and is subject to annual increases as set from time to time by the Board of Directors. Under the terms of Ms. MacKenzie’s amended employment agreement, the Company contracted to employ Ms. MacKenzie for a period which currently extends through September 30, 2006, and which period, by the terms of the agreement, is automatically extended on a rolling basis to add an additional year to the term on each September 30th until the employment agreement is terminated by way of appropriate advance notice by the Company or Ms. MacKenzie.
      The employment agreements for Mr. Kleman, Ms. Murphy Kerstein and Ms. MacKenzie provide that such executives are entitled to certain severance benefits in the event that their employment is terminated by the Company “without good cause” or by such executive within a specified period following a “change of control” (both as defined in the employment agreements). If the executive is terminated “without good cause,” the executive would be entitled to continue to receive his or her salary and other compensation (including bonuses) for the remainder of the then effective employment term (or, if longer, for 12 months). If the executive’s employment is terminated within the specified period following a “change of control,” the executive would be entitled to receive a amount equal to 36 months of the executive’s then applicable base salary plus three times his or her most recently set annual target bonus. Each employment agreement is also subject to termination in the event of disability, death or voluntary retirement by the individual or his or her termination for cause. Each employment agreement provides for a covenant not to compete which is to continue for two years following any termination.
      James P. Frain. Mr. Frain serves as Executive Vice President - Chief Marketing Officer of the Company pursuant to an employment agreement dated effective as of May 1, 2004, which provides for an annual base salary and certain other rights and benefits. Pursuant to the employment agreement and certain further actions of the Board of Directors, Mr. Frain’s current base salary is $450,000 and is subject to further increases as established from time to time by the Board of Directors. At the time the employment agreement was executed, and in consideration for Mr. Frain’s particularly successful and innovative efforts in developing and marketing the brands and merchandise of the Company and for purposes of securing his continued association with the Company, Mr. Frain was granted and paid a special one time cash bonus of $500,000. Mr. Frain also is eligible for an annual bonus under the Company’s incentive bonus plan, with a minimum target bonus equal to his base salary and is eligible to be considered in the future for additional awards of stock options or other stock-based compensation of the Company. With respect to fiscal 2004, Mr. Frain’s employment agreement guaranteed him a bonus of $400,000 (which proved to be only approximately $30,000 more than he would have received under the terms of the Company’s incentive bonus plan).
      Under the terms of Mr. Frain’s employment agreement, the Company contracted to employ Mr. Frain for a period which currently extends through April 30, 2006, and which period, by the terms of the agreement, is automatically extended for additional one year periods until the employment agreement is terminated by the

Company or Mr. Frain with appropriate notice. In addition, the employment agreement allows Mr. Frain, by providing the Company with at least six months written notice, to elect to either terminate his employment early or convert his employment arrangement from his being a full time officer to his being a non-officer consulting employee, working a reduced schedule with reduced responsibilities, compensation limited to a per diem salary for each full day worked (currently contemplated to be $1,731 per day), no entitlement to participate in any bonus program and with such consulting arrangement terminable at will at any time by either party. The term during which Mr. Frain is employed as a full time employee is referred to as the “employment term” and any period during which he is employed as a non-officer consulting employee is referred to as the “consulting term.”
      The employment agreement for Mr. Frain provides that Mr. Frain is entitled to certain severance benefits in the event that his employment is terminated by the Company during the employment term (as opposed to during the consulting term) “without good cause” or by such executive during the employment term (as opposed to during the consulting term) within a specified period following a “change of control” (both as defined in the employment agreements). If Mr. Frain is terminated “without good cause,” he would receive his salary and other compensation and benefits, including bonus) for a period of 12 months after such termination. If his employment is terminated within the specified period following a “change of control,” Mr. Frain would be entitled to receive a lump sum equal to 12 months of base salary plus an amount equal to his most recently set annual target bonus. If Mr. Frain’s employment is terminated as a result of death during the employment term, Mr. Frain or his estate will be entitled to receive a continuation of his salary for an additional six months. The employment agreement is also subject to termination in the event of disability voluntary retirement by Mr. Frain or his termination for cause. Although the employment agreement provides for a covenant not to solicit employees for a period of two years following any termination, the agreement does not contain any covenant not to compete.
Compensation Committee Interlocks and Insider Participation
      The current members of the Company’s Compensation and Benefits Committee are John W. Burden, III, Verna K. Gibson and Betsy S. Atkins. Neither Mr. Burden, Ms. Gibson nor Ms. Atkins has at any time been an officer or employee of the Company.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Director John Burden’s son-in-law, Adam Hinds, serves as the Director-Corporate Services for the Company, with responsibility for overseeing and directing all facilities management activities at the Company’s headquarters facility. Mr. Hinds received an aggregate salary (including an allowance and payments of deferred compensation) of $116,372 for his services with the Company during fiscal 2004 and received a bonus of $32,850 with respect to fiscal 2004.
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
      To the Company’s knowledge, based solely on a review of the forms, reports and certificates filed with the Company by the Company’s directors and officers and the holders of more than 10% of the Company’s common stock, all Section 16(a) filing requirements were complied with by such persons during or with respect to the fiscal year ended January 29, 2005, except for Mr. Gralnick and Ms. Gralnick who each filed one late report relating to options granted (each with two transactions not timely reported).
SECURITY OWNERSHIP
      The following table sets forth, as of April 1, 2005, the number of shares of the Company’s common stock beneficially owned by (1) each person known to the Company as having beneficial ownership of more than 5% of the Company’s common stock together with such person’s address, (2) each of its directors and nominees to become a director, (3) each named executive officer as defined under applicable Securities and Exchange Commission rules and (4) all directors and executive officers as a group.

	Amount and Nature
	of Beneficial		Percent
Name of Beneficial Owner or Number in Group	Ownership(1)		of Class

Marvin J. Gralnick	1,445,252	(2)	*
c/o Chico’s FAS, Inc.
11215 Metro Parkway
Ft. Myers, Florida 33912
Helene B. Gralnick	1,445,252	(2)	*
c/o Chico’s FAS, Inc.
11215 Metro Parkway
Ft. Myers, Florida 33912
Rodin, Ltd.	1,435,252	(2)	*
301 Congress, Suite 1900
Austin, Texas 78701
Jennison Associates LLC	23,033,124	(3)	12.77
466 Lexington Avenue
New York, NY 10017
FMR Corp.	10,704,224	(4)	5.93
82 Devonshire St.
Boston, MA 02109
Scott A. Edmonds	271,663	(5)	*
Charles J. Kleman	646,839	(6)	*
Patricia Murphy Kerstein	265,090	(7)	*
Mori C. MacKenzie	46,875	(8)	*
James P. Frain	32,400	(9)	*
Verna K. Gibson	918,658	(10)	*
Ross E. Roeder	317,550	(11)	*
John W. Burden, III	50,000	(12)	*
Betsy S. Atkins	5,000	(13)	*
Stewart P. Mitchell	5,000	(14)	*
David F. Walker	-0-		—
All Directors and Executive Officers as a Group (18 persons)	4,179,548	(15)	2.30

*	Less than one percent

(1)	Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held with sole voting and investment power.

(2)	Marvin J. Gralnick and Helene B. Gralnick are husband and wife. The number of shares shown for Mr. Gralnick and the number of shares shown for Ms. Gralnick each includes the aggregate of all shares held by Rodin, Ltd., a Texas Limited Partnership. A limited liability company established by Mr. Gralnick and Ms. Gralnick and of which Mr. Gralnick and Ms. Gralnick are the sole members, is the sole general partner of Rodin, Ltd., owning an aggregate of 1% of the partnership interests. Mr. Gralnick owns limited partnership interests representing approximately 49.3% of the partnership interests, Ms. Gralnick owns separate limited partnership interests representing approximately 49.3% of the partnership interests and the remaining partnership interests are owned by a series of irrevocable intervivos trusts established by Mr. Gralnick and Ms. Gralnick for the benefit of their respective children. In addition, the number of shares shown for Mr. Gralnick and the number of shares shown for Ms. Gralnick each includes 5,000 shares owned directly as restricted stock by Mr. Gralnick which vests in equal one third portions over three years beginning January 31, 2006 and 5,000 shares owned directly as restricted stock by Ms. Gralnick which vests in equal one third portions over three years beginning January 31, 2006.

(3)	Based on information contained in Amendment No. 2 to Schedule 13G dated as of February 11, 2005 filed by Jennison Associates LLC, Jennison Associates has sole power to vote or to direct the voting of 21,868,394 shares and shared power to dispose or to direct the disposition of 23,033,124 shares. These shares are held by investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”) advised by Jennison Associates. As a result of Jennison Associates’ role as investment adviser of the Managed Portfolios, Jennison Associates may be deemed to be the beneficial owner of the shares held by such Managed Portfolios. Prudential Financial, Inc. indirectly owns 100% of equity interest of Jennison Associates. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison Associates has with respect to the shares held by the Managed Portfolios. The 13G/ A filing reflected numbers prior to the Company’s 2-for-1 stock split effectuated in February 2005. All numbers included in this footnote have been adjusted to reflect post-split numbers.

(4)	Based on information contained in Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2005 by FMR Corp. (“FMR”), Edward C. Johnson 3d and Abigail P. Johnson. According to the 13G/ A, FMR beneficially owns 10,704,224 shares, with the sole power to dispose of all of the shares, but with sole power to vote or to direct the voting of only 173,784 of those shares. FMR’s wholly-owned subsidiary, Fidelity Management and Research Company (“FMRC”) also beneficially owns 10,530,440 of the shares beneficially owned by FMR. Edward C. Johnson and FMR each has the sole power to dispose of the shares owned by FMRC, but neither has sole power to vote or direct the vote with respect to these shares (which power rests with the boards of trustees of various Fidelity funds). FMR’s wholly-owned subsidiary Fidelity Management Trust Company (“Fidelity Management”) beneficially owns 67,760 of the shares beneficially owned by FMR. Mr. Johnson and FMR each has sole power to dispose, vote or direct the vote of shares owned by Fidelity Management. Fidelity International Limited (“FIL”), a related investment adviser, beneficially owns 104,400 of the shares beneficially owned by FMR, for which it has sole power to vote and dispose of the shares. FMR’s beneficial ownership also includes 1,624 shares owned through Strategic Advisors, Inc., a wholly owned subsidiary. The 13G/ A filing reflected numbers prior to the Company’s 2-for-1 stock split effectuated in February 2005. Accordingly, all numbers included in this footnote have been adjusted to reflect post-split numbers.

(5)	Includes 1,600 shares owned by Mr. Edmonds’ spouse, 2,248 shares owned by each of Mr. Edmonds’ two daughters and 77,500 shares owned by a limited partnership whose general partner interests and limited partner interests are indirectly owned by Mr. Edmonds and Mr. Edmonds’ spouse. In addition, includes 21,000 shares owned directly as restricted stock which vests 100% on January 31, 2008 and 166,667 shares deemed to be beneficially owned by Mr. Edmonds by virtue of stock options that are currently exercisable or become exercisable within 60 days.

(6)	Includes 12,420 shares owned by Mr. Kleman’s stepdaughter and 5,000 shares owned by Mr. Kleman’s spouse. In addition, includes 8,400 shares owned directly as restricted stock which vests 100% on January 31, 2008 and 429,999 shares deemed to be beneficially owned by Mr. Kleman by virtue of stock options that are currently exercisable or become exercisable within 60 days.

(7)	Includes 15,000 shares owned directly as restricted stock which vests 100% on January 31, 2008 and 186,666 shares deemed to be beneficially owned by Ms. Murphy Kerstein by virtue of certain stock options that are currently exercisable or become exercisable within 60 days.

(8)	Includes 2,000 shares owned by Ms. MacKenzie’s husband, 8,400 shares owned directly as restricted stock which vests 100% on January 31, 2008 and 26,667 shares deemed to be beneficially owned by Ms. MacKenzie by virtue of certain stock options that are currently exercisable or become exercisable within 60 days.

(9)	Includes 8,400 shares owned directly as restricted stock which vests 100% on January 31, 2008 and 20,000 shares deemed to be beneficially owned by Mr. Frain by virtue of certain stock options that are currently exercisable or become exercisable within 60 days.

(10)	Includes 100,000 shares owned by a profit sharing trust, 279,530 shares owned by Ms. Gibson’s grantor trusts, 279,528 shares owned by the grantor trusts of Ms. Gibson’s husband. In addition, includes 5,000 shares owned directly as restricted stock which vests in equal one third portions over three years beginning January 31, 2006 and 227,600 shares deemed to be beneficially owned by Ms. Gibson by virtue of stock options that are currently exercisable or become exercisable within 60 days. Also includes 9,000 shares held by a trust for the benefit of one grandchild of which Ms. Gibson’s husband is the trustee, 9,000 shares held by a separate trust for the benefit of another grandchild of which Ms. Gibson’s husband is the trustee and 9,000 shares held by Ms. Gibson’s husband as custodian for another grandchild in a Uniform Transfers to Minors Act (“UTMA”) account. Ms. Gibson disclaims beneficial ownership of the aggregate 27,000 shares held in these trusts for the grandchildren and in the UTMA account.

(11)	Includes 18,000 shares owned by an Individual Retirement Account and 5,000 shares owned directly as restricted stock which vests in equal one third portions over three years beginning January 31, 2006 and 227,600 shares deemed to be beneficially owned by Mr. Roeder by virtue of stock options that are currently exercisable or become exercisable within 60 days.

(12)	Includes 20,000 shares owned by an Individual Retirement Account and 5,000 shares owned directly as restricted stock which vests in equal one third portions over three years beginning January 31, 2006 and 25,000 shares deemed to be beneficially owned by Mr. Burden by virtue of stock options that are currently exercisable or become exercisable within 60 days.

(13)	Represents shares owned directly as restricted stock which vests in equal one third portions over three years beginning January 31, 2006.

(14)	Represents shares owned directly as restricted stock which vests in equal one third portions over three years beginning January 31, 2006.

(15)	Pursuant to applicable Securities and Exchange Commission rules, the 1,435,252 shares of common stock owned by Rodin, Ltd. which are deemed to be beneficially owned by each of Marvin J. Gralnick and Helene B. Gralnick, are counted only once for purposes of this calculation.
10b5-1 Trading Plans
      We permit our officers and directors to adopt trading plans under Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, which allows stockholders to establish prearranged written plans to buy or sell shares or exercise stock options in accordance with predetermined formulas. Rule 10b5-1 plans allow stockholders to buy or sell shares of the Company’s common stock according to their plan on a regular basis (for example, weekly or monthly or in accordance with another predetermined formula), regardless of any subsequent nonpublic information they receive. As of April 1, 2005, none of the Company’s stockholders, officers or directors were known by the Company to have adopted and have in effect a Rule 10b5-1 trading plan. However, directors and officers have effectuated and carried out such plans in the past and may adopt such plans in the future.
STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2006 ANNUAL MEETING
      Pursuant to the General Rules under the Securities Exchange Act of 1934, proposals of stockholders intended to be presented at the 2006 Annual Meeting of Stockholders and in the proxy statement for that meeting must be received by management of the Company at its executive offices on or before December 30, 2005.
      The Company’s Amended and Restated Articles of Incorporation also require certain advance notice to the Company of any stockholder proposal and of any nominations by stockholders of persons to stand for election as directors at a stockholders’ meeting. Notice of stockholder proposals and of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 days prior to the meeting of stockholders; provided, however, that in the event that less than

70 days’ notice or prior to public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder, in order to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.
      A stockholder’s notice with respect to a proposal to be brought before the annual meeting must set forth in addition to the matters required to be set forth by the General Rules under the Securities Exchange Act of 1934 the following: (a) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal.
      A stockholder’s notice with respect to a director nomination must set forth (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the Company which are beneficially owned by such person, and (iv) all information that would be required to be included in a proxy statement soliciting proxies for the election of the nominee director (including such person’s written consent to serve as a director if so elected). As to the stockholder providing such notice, such stockholder must set forth (1) the name and address, as they appear on the Company’s books, of the stockholder and (2) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice.
      The complete Amended and Restated Articles of Incorporation provisions governing these requirements are available to any stockholder without charge upon request from the Secretary of the Company.

By Order of the Board of Directors,

A. Alexander Rhodes
Secretary
Dated: April 27, 2005

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY CHICO’S FAS, INC.

PROXY SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE
HELD ON JUNE 21, 2005

The undersigned, a stockholder of CHICO’S FAS, INC. (the “Company”), hereby appoints Scott A. Edmonds, Charles J. Kleman and Patricia Murphy Kerstein, and each of them, attorney and proxy of the undersigned, each with full powers of substitution, for and on behalf of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Biltmore Estate, Asheville, North Carolina at 2:00 P.M., local time, on June 21, 2005 and any adjournments or postponements thereof (the “Annual Meeting”), and to vote at the Annual Meeting all the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting, with the same effect as if the undersigned were personally present at the Annual Meeting, all as described in the Company’s Proxy Statement dated April 27, 2005 relating to the Annual Meeting, and the undersigned hereby authorizes and instructs the above named proxies to vote as specified herein.

Please be sure to sign and date this Proxy in the space provided.	Date:

    Stockholder sign above ----------  Co-holder (if any) sign above

The Board of Directors recommends voting “FOR” the following nominees and proposals:

Withhold
1.	ELECTION OF DIRECTORS	For All	Authority
		Nominees	For All
	Nominees for Class III Directors:	Listed	Nominees	For All
			Listed	Except
Marvin J. Gralnick, John W. Burden, III,
Stewart P. Mitchell and David F. Walker		☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write the name(s) of the nominee(s) in the space provided below.

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	For ☐	Against ☐	Abstain ☐

3.	OTHER MATTERS. Unless a line is stricken through this sentence, the proxies herein named may in their discretion vote the shares represented by this Proxy upon such other matters as may properly come before the Annual Meeting.

The shares represented by this Proxy will be voted in the manner directed herein only if this Proxy is properly executed and timely returned. If the undersigned does not specify a choice, the shares will be voted FOR all nominees for director listed on this Proxy, FOR ratification of the appointment of Ernst & Young LLP as independent certified public accountants, and in the discretion of the proxies for other matters that may properly come before the Annual Meeting.

Detach above card, sign, date and mail in postage paid envelope provided.
CHICO’S FAS, INC.

The stockholder signing this Proxy acknowledges receipt of (1) the Company’s 2004 Annual Report to Stockholders and (2) the Company’s Notice of Annual Meeting and Proxy Statement dated April 27, 2005 relating to the Annual Meeting. The stockholder signing above does hereby revoke any proxy previously given with respect to the shares represented by this Proxy.
NOTE: Your signature should appear as your name appears hereon. As to shares held in joint names, each joint owner should sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person. If signing as attorney, executor, administrator, trustee, guardian, or in other representative capacity, please give full title as such.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD
AND PROMPTLY RETURN IT USING THE ENCLOSED ENVELOPE.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.